For Immediate Release

Contact: Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT CORPORATION ANNOUNCES
 THE RESIGNATION OF ITS PRESIDENT, CEO AND DIRECTOR
 JEFFREY R. JOHNSON AND THE APPOINTMENT OF
THOMAS J. AXON AS PRESIDENT AND CEO

NEW YORK, January 17, 2006 -- Franklin Credit Management Corporation (Nasdaq: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced that its President and CEO, Jeffrey Johnson, has resigned his executive positions with the Company in order to pursue other business interests. Mr. Johnson also resigned from the Board of Directors of the Company effective January 13, 2006. Thomas Axon, the Founder and Chairman of the Company, has been appointed President and CEO effective immediately.

“The Board is appreciative of Jeff’s role in Franklin Credit Management’s accomplishments over the past 15 months and in the positioning of the Company for future growth,” stated Mr. Axon. “We want to thank Jeff for his leadership and wish him all the best in his pursuit of new opportunities and challenges”.

Mr. Axon, 52, has served as Chairman of the Company’s Board of Directors since December 1994, and he was Chief Executive Officer and President from December 1994 through June 2000. He also served as the Company’s President and a member of the Board of Directors from the Company’s inception in 1990 until its merger with Miramar Resources, Inc. (“Miramar”) in December 1994. Mr. Axon served as President of Miramar from October 1991 until the merger, and as a member of Miramar’s Board of Directors from its inception in 1988.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans, secured by 1- to 4-family residential real estate, that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp., and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its administrative and operations offices are located in Jersey City, New Jersey. Additional information on the Company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ National Market under the symbol "FCMC".